								Filed under Rule 424(b)(2), Registration Statement No. 333-159107
				Pricing Supplement No. 23 - Dated Tuesday, February 21, 2012 (To: Prospectus Dated May 11, 2009 and Prospectus Supplement Dated May 13, 2011)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TBX9	100%	0.700%	$9,293,487.00	$9,359,000.00	Fixed	2.500%	Semi-Annual	2/20/2014	8/20/2012	$12.22	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TBY7	100%	1.000%	$2,493,810.00	$2,519,000.00	Fixed	2.750%	Semi-Annual	2/20/2015	8/20/2012	$13.44	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 2/20/2013 and Semi-Annually thereafter with 30 Calendar Days Notice.
Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TBZ4	100%	1.500%	$6,168,070.00	$6,262,000.00	Fixed	3.875%	Semi-Annual	2/20/2017	8/20/2012	$18.94	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 2/20/2013 and Semi-Annually thereafter with 30 Calendar Days Notice.
Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Trade Date: Tuesday, February 21, 2012 @ 12:00 PM ET
Settlement Date: Friday, February 24, 2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Ford Credit Notes $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 5-11-09 and Prospectus Supplement Dated: 5-13-11
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ford Credit Notes

Validity of the notes offered hereby:
In the opinion of Ford Credit’s counsel, when the notes offered by this pricing supplement have been executed and issued by Ford Credit and authenticated by the trustee pursuant to an Indenture dated as of February 1, 1985, as supplemented, between Ford Credit and The Bank of New York Mellon (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Ford Credit, enforceable in accordance with their terms. The opinion expressed above is subject to the qualifications that such counsel expresses no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee and other matters all as stated in the letter of such counsel dated November 10, 2011, which has been filed as an Exhibit to a Current Report on Form 8-K filed by Ford Credit on November 10, 2011.